Hemp, Inc. (OTC: HEMP) Facilitates Largest Order Yet for Liberated Energy’s Guard LiteTM Security Lighting System

Las Vegas, NV – 3/31/2014 – Globenewswire – Hemp, Inc. (OTC: HEMP) announced today that its wholly owned subsidiary, The Industrial Hemp and Medical Marijuana Consulting Company, Inc. (IHMMCC) has facilitated the largest order, to date, for Liberated Energy, Inc.’s (OTC: LIBE) Guard LiteTM Security Lighting System, less than one week after its strategic partnership. The order was for twenty (20) lighting units which created revenue for Liberated Energy, Inc.

The company’s decision to expand its alternative energy technologies into the industrial hemp industry proved to be a solid return on investment as an influx of more orders are expected due to IHMMCC’s vast resources in the industrial hemp industry.  Reportedly, Bruce Perlowin, CEO of Hemp, Inc., expected the lighting system to be well received in the industrial hemp and medical marijuana sector because the hybrid lighting and security system is comprised of a patent pending, self-powered design that permits installation anywhere devoid of an electrical source… a seemingly replete solution for an industry in need of security and sustainability.

According to Liberated Energy, Inc. (OTC: LIBE) CEO, Frank Pringle, the company had already begun production for ten (10) Guard LiteTM Security Lighting Systems before strategically partnering with IHMMCC to explore new avenues and channels of distribution within the industrial hemp and medical marijuana arena. Now, the company is ramping up for its largest order yet.

“This partnership is already exceeding our expectations. The order, of 20 lighting units, is only the first of what is to come.  Yes… it created revenue, but even more importantly we are gaining exposure to distribution channels we ordinarily would not have been exposed to,” said Frank Pringle, CEO of Liberated Energy, Inc. (OTC: LIBE).

Per the Consultant Agreement with IHMMCC, both parties (IHMMCC and Liberated Energy) will continue to strengthen their long-term venture as significant amounts of orders are expected in addition to research and developmental projects that are underway.

The company (Liberated Energy, Inc.) admitted to having a bit of backlash from its shareholders when it first reported its venture with Hemp, Inc.’s IHMMCC.  Simply put, the question was, “How will this benefit the company?”  Executives are steadfast with their decision more than ever now, reveling in the fact that this venture proved to be a good move. “The possibilities are endless in the medical marijuana and industrial hemp industries,” concluded Frank Pringle, CEO of Liberated Energy, Inc. (OTC: LIBE).

“Liberated Energy, Inc.’s advanced technologies coupled with their project management capability and extensive experience in their field played a key role in the successful expansion into the industrial hemp industry.  As part of the industrial hemp movement, IHMMCC’s focus is to help LIBE market their product line to individuals, institutions and organizations, as well as more traditional channels of distribution within the industrial hemp communities and marketplace. Their proprietary technologies will significantly enhance the reliability and quality of renewable energy for operational facilities around the globe… plus its affordable,” said Bruce Perlowin, CEO of Hemp, Inc. (OTC: HEMP).”

The Guard LiteTM Security Lighting System is patent-pending and “uses wind and solar energy to power its security system, which consists of: High Tech LED Lighting, WiFi HD Camera with 2 way audio Infrared and Motion Technology. The Guard Lite is self-powered and will use only approximately 10% of its maximum rated wind and solar energy.” The objective, according to Liberated Energy, Inc.’s website, is to also “make small wind and solar turbine technology a significant contributor to the global clean energy supply portfolio by providing consumers with an affordable renewable energy option for their homes and business”.

According to Perlowin, Hemp, Inc.'s subsidiary, The Industrial Hemp and Medical Marijuana Consulting Company, Inc. (IHMMCC), is well-entrenched and connected in the industrial hemp sector. As the country transitions to embrace more sustainable agriculture practices, public companies want to expand into the industrial hemp industry and IHMMCC is leading the way. Hemp, Inc. executives say their subsidiary continues to be inundated with potential consulting agreements from companies seeking to capitalize in this multi-billion dollar industry that is spurring ecological and economic benefits.

"The Industrial Hemp and Medical Marijuana Consulting Company, Inc." pulls industry information from a vast network of specialists that consists of other industries, both public and private, and its network of experts, bankers, lawyers, other consultants,. The unrivaled wealth of knowledge and experience is attracting companies looking to diversify and expand into the industrial hemp and medical cannabis arena.

ABOUT HEMP, INC.
Hemp, Inc. (OTC:HEMP) focuses on the vast market created by the growing, multibillion dollar industrial hemp industry and strives to be the most diversified company in the sector. Hemp, Inc. (OTC:HEMP) is not currently involved in the cultivation or marketing of medical marijuana. It is the company's belief that legalization of Industrial Hemp in all 50 states (which is now possible with the passage of the 2014 Farm Bill) will come to pass. With that in mind, the company continues to build infrastructure with the potential to gain substantial market share before and after Industrial Hemp prohibition totally ends.

ABOUT LIBERATED ENERGY, INC.
Liberated Energy, Inc. is a growing alternative energy company seeking to reduce the purging of our planet's resources by bringing patentable and, more importantly, affordable ideas to the marketplace.

FORWARD-LOOKING DISCLAIMER
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Hemp, Inc. to be materially different from the statements made herein.

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